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                                                              File No. 070-09895

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM U-1/A

                               AMENDMENT NO. 8 TO
                             APPLICATION/DECLARATION

                                      UNDER

                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                            CenterPoint Energy, Inc.
                                 1111 Louisiana
                              Houston, Texas 77002

             (Name of companies filing this statement and address of
                          principal executive offices)


                                      None

             (Name of top registered holding company parent of each
                            applicant or declarant)


                                Scott E. Rozzell
                  Executive Vice President, General Counsel and
                              Corporate Secretary
                                 1111 Louisiana
                              Houston, Texas 77002
                                 (713) 207-3000

                                 Rufus S. Scott
                Vice President and Assistant Corporate Secretary
                                 1111 Louisiana
                              Houston, Texas 77002
                                 (713) 207-7451

                   (Names and addresses of agents for service)



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                 The Commission is also requested to send copies
            of any communications in connection with this matter to:


James R. Doty, Esq.                                Margo S. Scholin, Esq.
Joanne C. Rutkowski, Esq.                          Baker Botts L.L.P.
Baker Botts L.L.P.                                 3000 One Shell Plaza
The Warner                                         Houston, Texas 77002-4995
1299 Pennsylvania Avenue, N.W.                     (713) 229-1234
Washington, D.C. 20004-2400
(202) 639-7700


Exhibits
--------
D-7:       Order of the Arkansas Commission

D-9.1: Letter of Nonopposition to the GasCo Separation from the Louisiana Commission

G-19:      Opinion of Salomon Smith Barney Inc.






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SIGNATURE

           Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned company has duly caused this Amendment No. 8 to Application/Declaration to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 11, 2002


CENTERPOINT ENERGY, INC.


By: /s/ Rufus S. Scott
   --------------------------------------------------
    Rufus S. Scott
    Vice President and Assistant Corporate Secretary






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                                 EXHIBIT INDEX



Exhibits
--------

D-7:       Order of the Arkansas Commission

D-9.1: Letter of Nonopposition to the GasCo Separation from the Louisiana Commission

G-19:      Opinion of Salomon Smith Barney Inc.